Exhibit 1

Stock Symbol: AEM (NYSE, TSX)	For further information:
Investor Relations (416) 947-1212

AGNICO-EAGLE PROVIDES NOTICE OF RELEASE OF

FIRST QUARTER 2012 RESULTS, CONFERENCE CALL AND

ANNUAL GENERAL MEETING

Toronto (March 26, 2012) - Agnico-Eagle Mines Limited (“Agnico-Eagle” or the “Company”) today announced that it will release its first quarter 2012 results on Thursday, April 26, 2012, after normal trading hours.  Additionally, the Company will host its Annual General Meeting (“AGM”) the next day in Toronto.

First Quarter 2012 Results Conference Call Webcast

The Company’s senior management will host a conference call on Friday, April 27, 2012 at 8:30 AM (E.D.T.) to discuss financial results and provide an update of the Company’s development activities.

Via Webcast:

A live audio webcast of the meeting will be available on the Company’s website homepage at www.agnico-eagle.com.

Via Telephone:

For those preferring to listen by telephone, please dial 416-644-3414 or Toll-free 800-814-4859.  To ensure your participation, please call approximately five minutes prior to the scheduled start of the call.

Replay archive:

Please dial 416-640-1917 or Toll-free 877-289-8525, access code 4507261#.

The conference call replay will expire on May 27, 2012.

The webcast along with presentation slides will be archived for 180 days on the website.

Annual General Meeting (“AGM”)

The AGM will begin on Friday, April 27, 2012 at 11:00am (E.D.T).  The meeting will be held at The Westin Harbour Castle Hotel, Harbour Ballroom located at 1 Harbour Square, Toronto, Canada, M5J 1A6.

During the meeting we will provide an overview of our first quarter operating and financial results along with an update on our growth projects.  For those unable to attend in person, there are alternatives to participation listed below.

Via Webcast:

A live audio webcast of the meeting will be available on the Company’s website homepage at www.agnico-eagle.com.

Via Telephone:

For those preferring to listen by telephone, please dial 416-644-3416 or Toll-free 800-814-4860.  To ensure your participation, please call approximately five minutes prior to the scheduled start of the call.

Replay archive:

Please dial 416-640-1917 or Toll-free 877-289-8525, access code 4509200#.

The conference call replay will expire on May 27, 2012.

The webcast along with presentation slides will be archived for 180 days on the website.

About Agnico-Eagle

Agnico-Eagle is a long established, Canadian headquartered, gold producer with operations located in Canada, Finland and Mexico, and exploration and development activities in Canada, Finland, Mexico and the United States. The Company has full exposure to higher gold prices consistent with its policy of no forward gold sales and maintains a corporate strategy based on increasing shareholders exposure to gold, on a per share basis. It has paid a cash dividend for 30 consecutive years.

For more information on the Company please visit www.agnico-eagle.com